Exhibit 3.1

Amendments to the Bylaws of SpartanNash Company

Explanatory note: additions are marked by underlined text; deletions are marked by ~~strikethrough~~ text.

Article II

Section 12. Conduct of Meetings. At every meeting of the shareholders, the Chairman of the Board, or in such person's absence or inability to act, a director or officer designated by the Board of Directors shall serve as chairperson. Except to the extent inconsistent with rules and regulations as adopted by the Board of Directors, if any, the chair of any meeting of shareholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chair, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chair of the meeting, may include, without limitation, the following: (1) the establishment of an agenda or order of business; (2) rules and procedures for maintaining order and safety; (3) limitations on attendance or participation to shareholders of record of the Corporation or their duly authorized proxies or such other persons as the chair shall permit; (4) restrictions on entry to the meeting after the time fixed for the call to order; and (5) limitations on the time allotted to questions or comments by participants.

~~(a) The chairman of the meeting shall determine the order of business and shall have the authority to establish rules for the conduct of the meeting. Any rules adopted for, and the conduct of, the meeting shall be fair to shareholders.~~

~~(b) The chairman of the meeting shall have absolute authority over matters of procedure and there shall be no appeal from the ruling of the chairman.~~

~~(c) The chairman of the meeting may introduce nominations, resolutions or motions submitted by the Board of Directors for consideration by the shareholders without a motion or second. Except as the chairman shall direct, a resolution or motion not submitted by the Board of Directors shall be considered for a vote only if presented in the manner provided in Article II, Section 11, of these bylaws.~~

~~(d) The chairman of the meeting may require any person who is not a bona fide shareholder of record on the record date, or a validly appointed proxy of such a shareholder, to leave the meeting.~~

~~(e) If disorder should arise that, in the absolute discretion of the chairman of the meeting, would prevent the continuation of the legitimate business of the meeting, the chairman may quit the chair and announce the adjournment of the meeting; and upon his or her so doing, the meeting shall be immediately adjourned without the necessity of any vote or further action of the shareholders.~~

~~(f) The chairman of the meeting shall announce at the meeting when the polls close for each matter voted upon. If no announcement is made, the polls shall close upon the final adjournment of the meeting. After the polls close, no ballots, proxies, or votes nor any revocations or changes to ballots, proxies, or votes may be accepted.~~

~~(g) When the chairman of the meeting has declared the polls to be closed on all matters then before a meeting, the chairman may declare the meeting to be adjourned pending determination of the results by the inspectors of election. In such event, the meeting shall be considered adjourned for all purposes, and the business of the meeting shall be finally concluded upon delivery of the final report of the inspectors of election to the chairman at or after the meeting.~~

~~(h) When the chairman of the meeting determines that no further matters may properly come before a meeting, he or she may declare the meeting to be adjourned, without motion, second, or vote of the shareholders.~~

~~(i) When the chairman of the meeting has declared a meeting to be adjourned, unless the chairman has declared the meeting to be adjourned until a later date, no further business may properly be considered at the meeting even though shareholders or holders of proxies representing a quorum may remain at the site of the meeting.~~

***

Article III

Section 1. Number of Directors. The Board of Directors shall consist of such number of directors as may be determined from time to time by ~~a majority~~ at least seventy-five percent (75%) of the entire Board of Directors ~~then in office~~. Directors need not be shareholders. At each annual meeting of the shareholders, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the next annual meeting of shareholders and until such directors’ successors shall have been elected and qualified. If shareholders of any class or series of shares have the exclusive right to elect one or more directors, those directors may be elected only by the vote of those shareholders.

***

Article IV

Section 4. Nominating and Corporate Governance Committee. The Board of Directors shall annually appoint a Nominating and Corporate Governance Committee consisting of one or more ~~members who may, but need not, be~~ directors. The Nominating and Corporate Governance Committee shall identify potential nominees for election to the Board and review their qualifications to serve as directors. The Nominating and Corporate Governance Committee shall use the same procedures as a committee of the Board.

Article VI

Section 1. Indemnification in Action by Third Party The Corporation ~~may~~ shall  indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding (other than an action by or in the right of the Corporation), whether civil, criminal, administrative, or investigative and whether formal or informal, by reason of the fact that the person is or was a director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic Corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not for profit, against expenses (including attorneys’ fees), judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation or its shareholders and, with respect to a criminal action or proceeding, the person had no reasonable cause to believe his or her conduct was unlawful. The termination of an action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interests of the Corporation or its shareholders and, with respect to a criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Section 2. Indemnification in Action by or in Right of the Corporation. The Corporation ~~may~~ shall  indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not for profit, against expenses, including attorney fees and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation or its shareholders. Indemnification shall not be made for a claim, issue, or matter in which the person shall have been found liable to the Corporation except to the extent authorized by statute.

***

3